Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements #333-118023 and #333-128786 on Form S-3 of our reports dated March 8, 2006, relating to the financial statements and financial statement schedules of AXIS Capital Holdings Limited and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of AXIS Capital Holdings Limited and subsidiaries for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Hamilton, Bermuda
March 8, 2006